GILEAD SCIENCES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS
Product Sales Excluding Veklury Increased Year-Over-Year by 8% for Full Year 2022
Biktarvy Sales Increased Year-Over-Year by 20% for Full Year 2022
Oncology Sales Increased Year-Over-Year by 71% for Full Year 2022
Foster City, CA, February 2, 2023 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year 2022.

“2022 marked Gilead’s strongest full year growth in our base business since HCV sales peaked in 2015. This return to growth was driven by consistent and high quality commercial and clinical execution across our portfolio,” said Gilead’s Chairman and Chief Executive Officer Daniel O’Day. “In HIV, Biktarvy gained market share in the U.S. as it has every quarter since launch, while our long-acting HIV agent, lenacapavir, received its first regulatory approvals. The strong full year growth in oncology was driven by continued increase in demand for Trodelvy and our Cell Therapies. We look forward to building on this momentum in 2023 and further increasing our impact for people and communities worldwide.”
Fourth Quarter 2022 Financial Results
•Total fourth quarter 2022 revenue of $7.4 billion increased 2% compared to the same period in 2021, primarily due to increased sales in Oncology, HIV and hepatitis C virus (“HCV”), partially offset by lower Veklury® (remdesivir) sales.
•Diluted Earnings Per Share (“EPS”) increased to $1.30 for the fourth quarter 2022 compared to $0.30 for the same period in 2021. Non-GAAP diluted EPS increased to $1.67 for the fourth quarter 2022 compared to $0.69 for the same period in 2021. The increase was primarily driven by two charges in the fourth quarter of 2021 which did not recur in 2022: the $1.25 billion charge for a legal settlement and the $625 million charge for the Arcus Biosciences, Inc. (“Arcus”) collaboration opt-in. The fourth quarter 2022 was, however, impacted by expenses related to the acquisition of GS-1811 from Jounce Therapeutics, Inc. (“Jounce”), the collaboration with MacroGenics, Inc. (“MacroGenics”), and the termination of the Trodelvy collaboration agreement with Everest Medicines (“Everest”), as well as higher R&D expenses.
•As of December 31, 2022, Gilead had $7.6 billion of cash, cash equivalents and marketable debt securities compared to $7.8 billion as of December 31, 2021.
•During the fourth quarter 2022, Gilead generated $2.6 billion in operating cash flow.
•During the fourth quarter 2022, Gilead paid cash dividends of $916 million and utilized $791 million to repurchase common stock.
Product Sales Performance for the Fourth Quarter 2022
Total fourth quarter 2022 product sales increased 2% to $7.3 billion compared to the same period in 2021. Total product sales excluding Veklury increased 9% to $6.3 billion for the fourth quarter 2022 compared to the same period in 2021, primarily due to increased sales in HIV and Oncology as well as contributions from HCV products.

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HIV product sales increased 5% to $4.8 billion for the fourth quarter 2022 compared to the same period in 2021, reflecting higher demand and favorable pricing dynamics, partially offset by channel inventory dynamics in the United States.
•Biktarvy® (bictegravir 50mg/emtricitabine (“FTC”) 200mg/tenofovir alafenamide (“TAF”) 25mg) sales increased 15% to $2.9 billion for the fourth quarter 2022 compared to the same period in 2021, primarily reflecting higher demand and favorable pricing dynamics, partially offset by lower channel inventory.
•Descovy® (FTC 200mg/TAF 25mg) sales increased 13% to $537 million for the fourth quarter 2022 compared to the same period in 2021, primarily driven by favorable pricing dynamics as well as higher demand, partially offset by lower channel inventory.
HCV product sales increased 12% to $439 million for the fourth quarter 2022 compared to the same period in 2021, primarily driven by increased patient starts and favorable pricing dynamics in the United States, partially offset by fewer starts in Europe.
Hepatitis B virus (“HBV”) and hepatitis delta virus (“HDV”) product sales decreased 4% to $255 million for the fourth quarter 2022 compared to the same period in 2021. Vemlidy® (TAF 25 mg) sales decreased 2% in the fourth quarter 2022 compared to the same period in 2021, driven primarily by lower demand and pricing dynamics outside of the United States. Hepcludex® (bulevirtide) contributed $13 million in the fourth quarter 2022 as launch activities continued across Europe.
Cell Therapy product sales increased 75% to $419 million for the fourth quarter 2022 compared to the same period in 2021.
•Yescarta® (axicabtagene ciloleucel) sales increased to $337 million in the fourth quarter 2022, primarily driven by increased demand in relapsed or refractory (“R/R”) large B-cell lymphoma (“LBCL”) in the United States and Europe.
•Tecartus® (brexucabtagene autoleucel) sales increased to $82 million in the fourth quarter 2022, driven by increased demand in adult R/R B-cell precursor acute lymphoblastic leukemia (“ALL”) and mantle cell lymphoma (“MCL”) in the United States and Europe.
Trodelvy® (sacituzumab govitecan-hziy) sales increased 65% to $195 million for the fourth quarter 2022 compared to the same period in 2021, reflecting continued adoption in metastatic triple-negative breast cancer (“TNBC”) in the United States and Europe.
Veklury sales decreased 26% to $1.0 billion for the fourth quarter 2022 compared to the same period in 2021, primarily driven by lower rates of COVID-19 related hospitalizations. Veklury sales generally reflect COVID-19 related rates and severity of infections and hospitalizations, as well as the availability, uptake and effectiveness of vaccinations and alternative treatments for COVID-19.
Fourth Quarter 2022 Product Gross Margin, Operating Expenses and Tax
•Product gross margin was 81.0% for the fourth quarter 2022 compared to 63.3% in the same period in 2021. Non-GAAP product gross margin was 86.8% for the fourth quarter 2022 compared to 70.5% in the same period in 2021. Higher product gross margin in 2022 is primarily driven by a charge related to a legal settlement in the fourth quarter 2021 that did not repeat.

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•R&D expenses for the fourth quarter 2022 were $1.5 billion compared to $1.4 billion(1) in the same period in 2021. Non-GAAP R&D expenses for the fourth quarter 2022 were $1.5 billion compared to $1.3 billion(1) in the same period in 2021. Higher R&D expenses primarily reflect increased clinical activities, mainly in Oncology.
•Acquired in-process research and development (“IPR&D”) expenses for the fourth quarter 2022 were $158 million compared to $669 million(1) in the same period in 2021. Fourth quarter 2022 expenses primarily relate to the acquisition of GS-1811 from Jounce and the MacroGenics upfront payment. Fourth quarter 2021 expenses mostly relate to the charge for the Arcus collaboration opt-in.
•Selling, General and Administrative (“SG&A”) expenses for the fourth quarter 2022 were $2.0 billion compared to $1.7 billion in the same period in 2021. Non-GAAP SG&A expenses for the fourth quarter 2022 were $2.0 billion compared to $1.6 billion in the same period in 2021. SG&A expenses increased primarily due to the charge of $406 million associated with the termination of the Trodelvy collaboration agreement with Everest, which had provided Everest with broad commercialization and development rights to Trodelvy in certain Asia territories. Gilead terminated the existing agreement and reacquired the Trodelvy rights in these territories.
•The effective tax rate (“ETR”) and non-GAAP ETR for the fourth quarter 2022 were 19.6% and 16.8%, respectively, compared to 50.5% and 32.2%, respectively, for the same period in 2021. The lower ETR reflects discrete tax charges recorded in the fourth quarter of 2021 that did not repeat.
Full Year 2022 Financial Results
•Total full year 2022 revenue of $27.3 billion was flat compared to 2021, driven by increased sales in Oncology and HIV, offset by lower sales of Veklury.
•Diluted EPS decreased to $3.64 for the full year 2022 compared to $4.93 in 2021. The decrease in diluted EPS was driven by an IPR&D impairment charge in the first quarter 2022 related to assets acquired by Gilead from Immunomedics in 2020, as well as the termination of the Trodelvy collaboration agreement with Everest and higher R&D expenses. This was partially offset by charges in the fourth quarter of 2021 that did not repeat related to a legal settlement.
•Non-GAAP diluted EPS increased 1% to $7.26 for the full year 2022 compared to $7.18 in 2021. The increase in non-GAAP diluted EPS was primarily due to a legal settlement charge in the fourth quarter of 2021 that did not repeat. This was partially offset by an increase in SG&A expenses mostly associated with the termination of the Trodelvy collaboration agreement with Everest and higher R&D expenses.
Product Sales Performance for the Full Year 2022
Total full year 2022 product sales were $27.0 billion for the full year 2022 and remained flat compared to the same period in 2021, with growth in HIV, Cell Therapy and Trodelvy, offset by lower Veklury sales. Total product sales excluding Veklury increased 8% to $23.1 billion for the full year 2022 compared to 2021 primarily driven by increased sales in HIV, Cell Therapy and Trodelvy.
HIV product sales increased 5% to $17.2 billion for the full year 2022 compared to 2021, primarily reflecting higher demand and favorable pricing dynamics, partially offset by channel inventory dynamics and unfavorable foreign exchange rates.
•Biktarvy sales increased 20% to $10.4 billion for the full year 2022, primarily reflecting higher demand in addition to favorable pricing dynamics, partially offset by inventory dynamics.
(1)    Beginning in the second quarter of 2022, expenses related to development milestones and other collaboration payments made prior to regulatory approval of a developed product were reclassified from R&D expenses to Acquired IPR&D expenses in the Condensed Consolidated Statements of Income. We believe this presentation assists users of the financial statements to better understand the total costs incurred to acquire IPR&D projects. Prior periods have been recast for both GAAP and Non-GAAP reporting to reflect this classification, resulting in a reduction of previously reported R&D expenses of $669 million and $762 million for the fourth quarter and full year 2021, respectively, and $8 million for the three months ended March 31, 2022.

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•Descovy sales increased 10% to $1.9 billion for the full year 2022, primarily driven by favorable pricing dynamics and higher demand, partially offset by inventory dynamics.
HCV product sales decreased 4% to $1.8 billion for the full year 2022 compared to 2021, primarily due to unfavorable foreign exchange rates, as well as fewer patient starts and unfavorable pricing dynamics.
HBV and HDV product sales increased 2% to $988 million for the full year 2022 compared to 2021, driven primarily by higher demand for Vemlidy, mainly in the United States.
Cell Therapy product sales increased 68% to $1.5 billion for the full year 2022 compared to 2021, primarily due to higher demand for Yescarta in R/R LBCL, as well as Tecartus in R/R ALL and MCL.
Trodelvy sales increased 79% to $680 million for the full year 2022 compared to 2021, reflecting continued adoption in metastatic TNBC in the United States and Europe.
Veklury sales decreased 30% to $3.9 billion for the full year 2022 compared to 2021, primarily driven by lower rates of COVID-19 related hospitalizations.
Full Year 2022 Product Gross Margin, Operating Expenses and Tax
•Product gross margin was 79.0% for the full year 2022 compared to 75.6% in 2021. Non-GAAP product gross margin was 86.6% for the full year 2022 compared to 83.2% in 2021. Higher product gross margin is primarily driven by a charge related to a legal settlement in the fourth quarter 2021 that did not repeat, slightly offset by other year-over-year changes.
•R&D expenses for the full year 2022 were $5.0 billion compared to $4.6 billion(1) in 2021. Non-GAAP R&D expenses for the full year 2022 were $5.0 billion compared to $4.5 billion(1) in 2021. Higher R&D expenses primarily reflect increased clinical activities, mainly in Oncology, as well as inflationary increases.
•Acquired IPR&D expenses for the full year 2022 were $944 million compared to $939 million(1) in the same period in 2021.
•SG&A expenses for the full year 2022 were $5.7 billion compared to $5.2 billion in 2021. Non-GAAP SG&A expenses for full year 2022 were $5.6 billion compared to $5.0 billion in 2021. SG&A expenses increased primarily due to the charge of $406 million associated with the termination of the Trodelvy collaboration with Everest, increased promotional and marketing investment, mostly in Trodelvy and Cell Therapy, as well as higher corporate activities and inflationary increases. GAAP SG&A expenses were slightly offset by a decrease in donations to the Gilead Foundation in 2022 as compared to prior year.
•The ETR and non-GAAP ETR for the full year 2022 were 21.5% and 19.3%, respectively, compared to 25.1% and 20.4%, respectively, in 2021. Lower ETR is primarily due to a beneficial change in jurisdictional mix of income and lower state taxes in 2022.
Guidance and Outlook
Gilead is providing full-year 2023 guidance below:
•Total product sales between $26.0 billion and $26.5 billion.
•Total product sales, excluding Veklury, between $24.0 billion and $24.5 billion.
•Total Veklury sales of approximately $2.0 billion are expected to be highly variable, depending on the frequency and severity of surges, and our guidance will continue to be updated on a quarterly basis as necessary.
•Earnings per share between $5.30 and $5.70.
•Non-GAAP earnings per share between $6.60 and $7.00.

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A reconciliation between GAAP and non-GAAP financial information for the 2023 guidance is provided in the accompanying tables. Also see the Forward-Looking Statements described below. The financial guidance is subject to a number of risks and uncertainties, including uncertainty around the duration and magnitude of the COVID-19 pandemic.
Key Updates Since Our Last Quarterly Release
Virology
•Announced FDA approval of Sunlenca (lenacapavir), in combination with other antiretroviral(s), for the treatment of HIV-1 infection in heavily treatment-experienced adults with multi-drug resistant HIV-1 infection.
•Announced the European Commission (“EC”) authorized an extended indication and line extension for a low-dosage tablet form of Biktarvy (bictegravir 30mg/FTC 120mg/TAF 15mg) for the treatment of HIV in virologically suppressed children who are at least 2 years of age and weigh at least 14 kg.
•Announced FDA approval of Vemlidy for the treatment of chronic HBV infection in pediatric patients 12 years and older with compensated liver disease.
Oncology
•Announced that the European Medicines Agency has validated a Type II variation of the Marketing Authorization Application for Trodelvy for the treatment of adult patients with pre-treated HR+/HER2- metastatic breast cancer (“mBC”).
•Presented post-hoc analysis from the Phase 3 TROPiCS-02 study of Trodelvy in HR+/HER2- mBC at the 2022 San Antonio Breast Cancer Symposium. In the analysis Trodelvy demonstrated consistent efficacy across Trop-2 expression levels in patients with pre-treated HR+/HER2- mBC with improvement across progression-free survival (“PFS”), overall survival and objective response rate as compared to standard chemotherapy. The safety profile for Trodelvy was consistent with prior studies, with no new safety signals identified in this population.
•Announced the transfer of the Marketing Authorization for Yescarta in Japan from Daiichi Sankyo Co., Ltd. (“Daiichi Sankyo”) to Gilead K.K. in 2023.
•Received approval from the Ministry of Health, Labour and Welfare in Japan for Yescarta for the initial treatment of R/R LBCL.
•Entered into a strategic collaboration between Kite, a Gilead company, and Arcellx, Inc. (“Arcellx”) to co-develop and co-commercialize CART-ddBMCA, a late-stage clinical asset in development for the treatment of multiple myeloma.
•Entered into an agreement to acquire Tmunity Therapeutics Inc. (“Tmunity”), a clinical stage private biotech company, which will provide Kite with preclinical and clinical programs, including an “armored” CAR T technology platform that has the potential to be applied to a variety of CAR Ts to enhance anti-tumor activity, as well as rapid manufacturing processes. The transaction is expected to close in the first quarter of 2023.
•Presented long-term data and real-world analysis of Yescarta and Tecartus at the American Society of Hematology 2022 meeting. Results showed that in a real-world analysis, shorter vein-to-vein times were associated with improved outcomes for patients treated with Yescarta for R/R LBCL. Additionally, in a three-year follow-up analysis of ZUMA-5 in R/R indolent non-Hodgkin lymphoma showed continued response in 52% of patients and prolonged duration of PFS. Three follow-up analyses were presented on Tecartus, including a two-year follow-up of ZUMA-3 compared to SCHOLAR-3 in R/R B-cell acute lymphoblastic leukemia and updated three-year results from ZUMA-2 study in R/R mantle cell lymphoma.

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•Presented positive data, alongside Arcus, from the fourth interim analysis of the Phase 2 ARC-7 study at the American Society of Clinical Oncology Monthly Plenary Session. The study is evaluating the combinations of domvanalimab plus zimberelimab (doublet) and domvanalimab plus zimberelimab and etrumadenant (triplet), versus zimberelimab monotherapy in patients with first-line, metastatic PD-L1-high NSCLC. In the study, both the doublet and triplet combinations demonstrated clinically meaningful improvements in median PFS compared to zimberelimab monotherapy, with a 45% reduction in risk of disease progression or death for the doublet and 35% for the triplet.
•Acquired the remaining rights to GS-1811, an anti-CCR8 antibody, developed by Jounce for the treatment of solid tumors.
Inflammation
•Announced a collaboration and licensing agreement with EVOQ Therapeutics, Inc. (“EVOQ”) to advance EVOQ’s proprietary NanoDisc technology for the treatment of rheumatoid arthritis and lupus.
Corporate
•Recognized as one of the most sustainable pharmaceutical companies according to the Dow Jones Sustainability World Index, reflecting Gilead’s ongoing commitment to corporate responsibility.
•Announced the U.S. Supreme Court denied Juno Therapeutics, Inc.’s appeal in the Juno v. Kite case, effectively ending this patent dispute.
Certain amounts and percentages in this press release may not sum or recalculate due to rounding.
Conference Call
At 1:30 p.m. Pacific Time today, Gilead will host a conference call to discuss Gilead’s results. A live webcast will be available on http://investors.gilead.com and will be archived on www.gilead.com for one year.
Non-GAAP Financial Information
The information presented in this document has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), unless otherwise noted as non-GAAP. Management believes non-GAAP information is useful for investors, when considered in conjunction with Gilead’s GAAP financial information, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under GAAP. Non-GAAP financial information generally excludes acquisition-related expenses including amortization of acquired intangible assets and inventory step-up charges, and other items that are considered unusual or not representative of underlying trends of Gilead’s business, fair value adjustments of equity securities and discrete and related tax charges or benefits associated with changes in tax related laws and guidelines. Although Gilead consistently excludes the amortization of acquired intangible assets from the non-GAAP financial information, management believes that it is important for investors to understand that such intangible assets were recorded as part of acquisitions and contribute to ongoing revenue generation. Non-GAAP measures may be defined and calculated differently by other companies in the same industry. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the accompanying tables.
Beginning in the first quarter of 2022, consistent with recent industry communications from the U.S. Securities and Exchange Commission (“SEC”), Gilead no longer excludes the initial costs of acquired IPR&D projects from its non-GAAP financial measures. Prior period non-GAAP financial measures are revised to conform to the new presentation.

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About Gilead Sciences
Gilead Sciences, Inc. is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. The company is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis and cancer. Gilead operates in more than 35 countries worldwide, with headquarters in Foster City, California.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include those relating to: the impact of the COVID-19 pandemic on Gilead’s business, financial condition and results of operations; the development, manufacturing and distribution of Veklury as a treatment for COVID-19, including the uncertainty of the amount and timing of future Veklury sales and Gilead’s ability to effectively manage the global supply and distribution of Veklury; Gilead’s ability to achieve its anticipated full year 2023 financial results, including as a result of potential adverse revenue impacts from COVID-19 and potential revenues from Veklury; Gilead’s ability to make progress on any of its long-term ambitions or strategic priorities laid out in its corporate strategy; Gilead’s ability to accelerate or sustain revenues for its virology, oncology and other programs; Gilead’s ability to realize the potential benefits of acquisitions, collaborations or licensing arrangements, including those involving Arcellx, Daiichi Sankyo, EVOQ, Jounce and Tmunity; Gilead’s ability to identify suitable transactions as part of its business strategy and the risk that Gilead may not be able to complete any such transaction in a timely manner or at all, including the possibility that a governmental entity or regulatory body may delay or refuse to grant approval for the consummation of the transaction; patent protection and estimated loss of exclusivity for our products and product candidates; Gilead’s ability to initiate, progress or complete clinical trials within currently anticipated timeframes or at all, the possibility of unfavorable results from ongoing and additional clinical trials, including those involving Trodelvy, Tecartus, Yescarta, domvanalimab, etrumadenant and zimberelimab, and the risk that safety and efficacy data from clinical trials may not warrant further development of Gilead’s product candidates or the product candidates of Gilead’s strategic partners; Gilead’s ability to submit new drug applications for new product candidates or expanded indications in the currently anticipated timelines; Gilead’s ability to receive regulatory approvals in a timely manner or at all, including EC approval of Trodelvy for the treatment of adult patients with pre-treated HR+/HER2 mBC, and the risk that any such approvals, if granted, may be subject to significant limitations on use; Gilead’s ability to successfully commercialize its products; the risk of potential disruptions to the manufacturing and supply chain of Gilead’s products, including the risk that Kite may be unable to increase its manufacturing capacity, timely manufacture and deliver its products or produce an amount of supply sufficient to satisfy demand for such products; pricing and reimbursement pressures from government agencies and other third parties, including required rebates and other discounts; a larger than anticipated shift in payer mix to more highly discounted payer segments; market share and price erosion caused by the introduction of generic versions of Gilead products; the risk that physicians and patients may not see advantages of these products over other therapies and may therefore be reluctant to prescribe the products, including Biktarvy, Sunlenca, Vemlidy and Yescarta; and other risks identified from time to time in Gilead’s reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There may be other factors of which Gilead is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ significantly from these estimates. Further, results for the quarter ended December 31, 2022 are not necessarily indicative of operating results for any future periods. Gilead directs readers to its press releases, annual reports on Form 10-K, quarterly reports on Form 10-Q and other subsequent disclosure documents filed with the SEC. Gilead

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claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.
The reader is cautioned that forward-looking statements are not guarantees of future performance and is cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update or supplement any such forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.
# # #
Gilead owns or has rights to various trademarks, copyrights and trade names used in its business, including the following: GILEAD®, GILEAD SCIENCES®, KITE®, AMBISOME®, ATRIPLA®, BIKTARVY®, CAYSTON®, COMPLERA®, DESCOVY®, DESCOVY FOR PREP®, EMTRIVA®, EPCLUSA®, EVIPLERA®, GENVOYA®, HARVONI®, HEPCLUDEX®, HEPSERA®, JYSELECA®, LETAIRIS®, ODEFSEY®, RANEXA®, SOVALDI®, STRIBILD®, SUNLENCA® , TECARTUS®, TRODELVY®, TRUVADA®, TRUVADA FOR PREP®, TYBOST®, VEKLURY®, VEMLIDY®, VIREAD®, VOSEVI®, YESCARTA® and ZYDELIG®. This report may also refer to trademarks, service marks and trade names of other companies.
For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

CONTACTS:	Investors:	Jacquie Ross, CFA	investor_relations@gilead.com
	Media:	Ashleigh Koss	public_affairs@gilead.com

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GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share amounts)	2022	2021	2022	2021
Revenues:
Product sales	$7,333	$7,160	$26,982	$27,008
Royalty, contract and other revenues	56	84	299	297
Total revenues	7,389	7,244	27,281	27,305
Costs and expenses:
Cost of goods sold	1,396	2,627	5,657	6,601
Research and development expenses	1,548	1,358	4,977	4,601
Acquired in-process research and development expenses	158	669	944	939
In-process research and development impairment	—	—	2,700	—
Selling, general and administrative expenses	2,020	1,650	5,673	5,246
Total costs and expenses	5,122	6,304	19,951	17,387
Operating income	2,267	940	7,330	9,918
Interest expense	(227)	(238)	(935)	(1,001)
Other income (expense), net	(9)	57	(581)	(639)
Income before income taxes	2,031	759	5,814	8,278
Income tax expense	(398)	(383)	(1,248)	(2,077)
Net income	1,633	376	4,566	6,201
Net loss attributable to noncontrolling interest	7	6	26	24
Net income attributable to Gilead	$1,640	$382	$4,592	$6,225
Basic earnings per share attributable to Gilead	$1.31	$0.30	$3.66	$4.96
Shares used in per share calculation - basic	1,252	1,256	1,255	1,256
Diluted earnings per share attributable to Gilead	$1.30	$0.30	$3.64	$4.93
Shares used in per share calculation - diluted	1,264	1,262	1,262	1,262
Cash dividends declared per share	$0.73	$0.71	$2.92	$2.84

Research and development expenses as a % of revenues	20.9%	18.7%	18.2%	16.9%
Selling, general and administrative expenses as a % of revenues	27.3%	22.8%	20.8%	19.2%

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GILEAD SCIENCES, INC.
TOTAL REVENUE SUMMARY
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(in millions, except percentages)	2022	2021	Change	2022	2021	Change
Product sales:
HIV	$4,772	$4,538	5%	$17,194	$16,315	5%
HCV	439	393	12%	1,810	1,881	(4)%
HBV/HDV	255	265	(4)%	988	969	2%
Cell Therapy	419	239	75%	1,459	871	68%
Trodelvy	195	118	65%	680	380	79%
Other	252	250	1%	946	1,027	(8)%
Total product sales excluding Veklury	6,333	5,803	9%	23,077	21,443	8%
Veklury	1,000	1,357	(26)%	3,905	5,565	(30)%
Total product sales	7,333	7,160	2%	26,982	27,008	—%
Royalty, contract and other revenues	56	84	(33)%	299	297	1%
Total revenues	$7,389	$7,244	2%	$27,281	$27,305	—%

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GILEAD SCIENCES, INC.
NON-GAAP FINANCIAL INFORMATION(1)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(in millions, except percentages)	2022	2021	Change	2022	2021	Change
Non-GAAP:
Cost of goods sold	$968	$2,111	(54)%	$3,602	$4,538	(21)%
Research and development expenses	$1,544	$1,315	17%	$4,968	$4,464	11%
Acquired IPR&D expenses	$158	$669	(76)%	$944	$939	1%
Selling, general and administrative expenses	$2,020	$1,642	23%	$5,587	$4,974	12%
Other income (expense), net	$52	$—	NM	$77	$(29)	NM
Diluted EPS	$1.67	$0.69	141%	$7.26	$7.18	1%

Product gross margin	86.8%	70.5%	1628 bps	86.6%	83.2%	345 bps
Research and development expenses as a % of revenues	20.9%	18.2%	274 bps	18.2%	16.3%	186 bps
Selling, general and administrative expenses as a % of revenues	27.3%	22.7%	468 bps	20.5%	18.2%	226 bps
Operating margin	36.5%	20.8%	1573 bps	44.6%	45.4%	-75 bps
Effective tax rate	16.8%	32.2%	-1540 bps	19.3%	20.4%	-110 bps
________________________________
NM - Not Meaningful
(1)    Refer to Non-GAAP Financial Information section above for further disclosures on non-GAAP financial measures. A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 12 - 13. Beginning in the first quarter of 2022, consistent with recent industry communications from the U.S. Securities and Exchange Commission, the Company no longer excludes the initial costs of acquired IPR&D projects from its non-GAAP financial measures. Prior period non-GAAP financial measures are revised to conform to the new presentation.

February 2, 2023	12

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except percentages and per share amounts)	2022	2021	2022	2021
Cost of goods sold reconciliation:
GAAP cost of goods sold	$1,396	$2,627	$5,657	$6,601
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	(428)	(516)	(2,013)	(2,063)
Other(1)	—	—	(42)	—
Non-GAAP cost of goods sold	$968	$2,111	$3,602	$4,538

Product gross margin reconciliation:
GAAP product gross margin	81.0%	63.3%	79.0%	75.6%
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	5.8%	7.2%	7.5%	7.6%
Other(1)	—%	—%	0.2%	—%
Non-GAAP product gross margin	86.8%	70.5%	86.6%	83.2%

Research and development expenses reconciliation:
GAAP research and development expenses	$1,548	$1,358	$4,977	$4,601
Acquisition-related – amortization of inventory step-up charges	—	(42)	—	(109)
Acquisition-related – other costs(2)	(1)	—	13	(14)
Other(1)	(4)	(1)	(22)	(14)
Non-GAAP research and development expenses	$1,544	$1,315	$4,968	$4,464

IPR&D impairment reconciliation:
GAAP IPR&D impairment	$—	$—	$2,700	$—
IPR&D impairment	—	—	(2,700)	—
Non-GAAP IPR&D impairment	$—	$—	$—	$—

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$2,020	$1,650	$5,673	$5,246
Acquisition-related – other costs(2)	(1)	(3)	(3)	(45)
Other(1)	1	(5)	(83)	(227)
Non-GAAP selling, general and administrative expenses	$2,020	$1,642	$5,587	$4,974

Operating income reconciliation:
GAAP operating income	$2,267	$940	$7,330	$9,918
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	428	558	2,013	2,172
Acquisition-related – other costs(2)	2	3	(10)	59
IPR&D impairment	—	—	2,700	—
Other(1)	2	6	147	241
Non-GAAP operating income	$2,699	$1,507	$12,180	$12,390

Operating margin reconciliation:
GAAP operating margin	30.7%	13.0%	26.9%	36.3%
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	5.8%	7.7%	7.4%	8.0%
Acquisition-related – other costs(2)	—%	0.1%	—%	0.2%
IPR&D impairment	—%	—%	9.9%	—%
Other(1)	—%	—%	0.5%	0.9%
Non-GAAP operating margin	36.5%	20.8%	44.6%	45.4%

Other income (expense), net reconciliation:
GAAP other income (expense), net	$(9)	$57	$(581)	$(639)
Loss (gain) from equity securities, net	61	(57)	657	610
Non-GAAP other income (expense), net	$52	$—	$77	$(29)

February 2, 2023	13

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION - (Continued)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except percentages and per share amounts)	2022	2021	2022	2021
Effective tax rate reconciliation:
GAAP effective tax rate	19.6%	50.5%	21.5%	25.1%
Income tax effect of above non-GAAP adjustments and discrete and related tax adjustments(3)	(2.8)%	(18.3)%	(2.1)%	(4.7)%
Non-GAAP effective tax rate	16.8%	32.2%	19.3%	20.4%

Net income attributable to Gilead reconciliation:
GAAP net income attributable to Gilead	$1,640	$382	$4,592	$6,225
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	346	449	1,610	1,750
Acquisition-related – other costs(2)	1	—	(12)	46
IPR&D impairment	—	—	2,057	—
Other(1)	2	3	106	146
Loss (gain) from equity securities, net	60	(56)	630	631
Discrete and related tax charges(3)	57	88	175	267
Non-GAAP net income attributable to Gilead	$2,106	$866	$9,158	$9,065

Diluted EPS reconciliation:
GAAP diluted EPS	$1.30	$0.30	$3.64	$4.93
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	0.27	0.36	1.28	1.39
Acquisition-related – other costs(2)	—	—	(0.01)	0.04
IPR&D impairment	—	—	1.63	—
Other(1)	—	—	0.08	0.11
Loss (gain) from equity securities, net	0.05	(0.04)	0.50	0.50
Discrete and related tax charges(3)	0.05	0.07	0.14	0.21
Non-GAAP diluted EPS	$1.67	$0.69	$7.26	$7.18

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$428	$516	$2,055	$2,063
Research and development expenses adjustments	4	43	9	137
IPR&D impairment adjustments	—	—	2,700	—
Selling, general and administrative expenses adjustments	—	8	86	272
Total non-GAAP adjustments before other income (expense), net, and income taxes	432	567	4,850	2,472
Other income (expense), net, adjustments	61	(57)	657	610
Total non-GAAP adjustments before income taxes	493	510	5,507	3,082
Income tax effect of non-GAAP adjustments above	(84)	(114)	(1,116)	(509)
Discrete and related tax charges(3)	57	88	175	267
Total non-GAAP adjustments after tax	$466	$484	$4,566	$2,840
______________________________
(1)    Adjustments to Cost of goods sold and Research and development expenses primarily include various restructuring expenses during the first quarter of 2022 and the second quarter of 2021. Adjustments to Selling, general and administrative expenses primarily include donations to the Gilead Foundation, a California nonprofit organization, during the second quarters of 2022 and 2021.
(2)    Adjustments include employee-related expenses, contingent consideration fair value adjustments and other expenses associated with Gilead’s acquisitions of MiroBio, Ltd., Immunomedics, Inc. and MYR GmbH.
(3)    Represents discrete and related deferred tax charges or benefits primarily associated with acquired intangible assets and transfers of intangible assets from a foreign subsidiary to Ireland and the United States.

February 2, 2023	14

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP 2023 FULL YEAR GUIDANCE(1)
(unaudited)

(in millions, except percentages and per share amounts)	Provided February 2, 2023
Projected product gross margin GAAP to non-GAAP reconciliation:
GAAP projected product gross margin	79.0%
Acquisition-related expenses	~ 7%
Non-GAAP projected product gross margin	86.0%

Projected operating income GAAP to non-GAAP reconciliation:
GAAP projected operating income	$9,200 - $9,800
Acquisition-related expenses	~ 1,800
Non-GAAP projected operating income	$11,000 - $11,600

Projected effective tax rate GAAP to non-GAAP reconciliation:
GAAP projected effective tax rate	~ 22%
Discrete and related tax adjustments, and income tax effect of adjustments above	(~ 2%)
Non-GAAP projected effective tax rate	~ 20%

Projected diluted EPS GAAP to non-GAAP reconciliation:
GAAP projected diluted EPS	$5.30 - $5.70
Acquisition-related expenses and tax adjustments	~ 1.30
Non-GAAP projected diluted EPS	$6.60 - $7.00
________________________________
(1) The non-GAAP 2023 full-year guidance includes non-GAAP adjustments to actual current period results as well as adjustments for the known future impact associated with events that have already occurred, such as future amortization of our intangible assets and the future impact of discrete and related deferred tax charges or benefits primarily associated with acquired intangible assets and transfers of intangible assets from a foreign subsidiary to Ireland and the United States. Our full-year guidance excludes the potential impact of any (i) acquisitions or business development transactions that have not been executed, (ii) future fair value adjustments of equity securities and (iii) discrete tax charges or benefits associated with changes in tax related laws and guidelines that have not been enacted, as Gilead is unable to project such amounts.

February 2, 2023	15

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,
(in millions)	2022	2021
Assets
Cash, cash equivalents and marketable securities	$7,630	$7,829
Accounts receivable, net	4,777	4,493
Inventories	2,820	2,734
Property, plant and equipment, net	5,475	5,121
Intangible assets, net	28,894	33,455
Goodwill	8,314	8,332
Other assets	5,261	5,988
Total assets	$63,171	$67,952
Liabilities and Stockholders’ Equity
Current liabilities	$11,237	$11,610
Long-term liabilities	30,725	35,278
Stockholders’ equity(1)	21,209	21,064
Total liabilities and stockholders’ equity	$63,171	$67,952
________________________________
(1) As of December 31, 2022 and 2021, there were 1,247 and 1,254 shares of common stock issued and outstanding, respectively.

February 2, 2023	16

GILEAD SCIENCES, INC.
SELECTED CASH FLOW INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$2,566	$3,205	$9,072	$11,384
Net cash used in investing activities	(374)	(278)	(2,466)	(3,131)
Net cash used in financing activities	(1,554)	(1,942)	(6,469)	(8,877)
Effect of exchange rate changes on cash and cash equivalents	75	(9)	(63)	(35)
Net change in cash and cash equivalents	713	976	74	(659)
Cash and cash equivalents at beginning of period	4,699	4,362	5,338	5,997
Cash and cash equivalents at end of period	$5,412	$5,338	$5,412	$5,338

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$2,566	$3,205	$9,072	$11,384
Capital expenditures	(181)	(156)	(728)	(579)
Free cash flow	$2,386	$3,049	$8,344	$10,805

February 2, 2023	17

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
HIV
Biktarvy – U.S.	$2,423	$2,123	$8,510	$7,049
Biktarvy – Europe	295	262	1,103	969
Biktarvy – Other International	200	145	777	606
	2,918	2,530	10,390	8,624

Complera / Eviplera – U.S.	17	29	74	102
Complera / Eviplera – Europe	37	38	113	142
Complera / Eviplera – Other International	3	2	13	14
	58	69	200	258

Descovy – U.S.	479	403	1,631	1,397
Descovy – Europe	26	36	118	164
Descovy – Other International	31	34	123	139
	537	473	1,872	1,700

Genvoya – U.S.	543	634	1,983	2,267
Genvoya – Europe	64	85	284	391
Genvoya – Other International	33	37	136	221
	640	756	2,404	2,879

Odefsey – U.S.	295	303	1,058	1,076
Odefsey – Europe	85	104	364	440
Odefsey – Other International	11	13	47	52
	392	420	1,469	1,568

Stribild – U.S.	20	38	88	132
Stribild – Europe	7	10	29	43
Stribild – Other International	3	2	10	14
	29	50	127	189

Truvada – U.S.	37	46	113	314
Truvada – Europe	3	4	15	22
Truvada – Other International	5	11	18	35
	45	61	147	371

Revenue share – Symtuza(1) – U.S.	97	94	348	355
Revenue share – Symtuza(1) – Europe	42	40	168	165
Revenue share – Symtuza(1) – Other International	3	3	14	11
	142	137	530	531

Other HIV(2) – U.S.	4	26	15	136
Other HIV(2) – Europe	5	11	24	30
Other HIV(2) – Other International	3	5	17	29
	12	42	57	195

Total HIV – U.S.	3,914	3,696	13,820	12,828
Total HIV – Europe	566	590	2,219	2,366
Total HIV – Other International	293	252	1,155	1,121
	4,772	4,538	17,194	16,315

February 2, 2023	18

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Veklury
Veklury – U.S.	395	877	1,575	3,640
Veklury – Europe	142	334	702	1,095
Veklury – Other International	462	146	1,628	830
	1,000	1,357	3,905	5,565
HCV
Ledipasvir / Sofosbuvir(3) – U.S.	19	21	46	84
Ledipasvir / Sofosbuvir(3) – Europe	4	7	17	31
Ledipasvir / Sofosbuvir(3) – Other International	8	21	51	97
	31	49	115	212

Sofosbuvir / Velpatasvir(4) – U.S.	214	166	844	815
Sofosbuvir / Velpatasvir(4) – Europe	67	82	355	316
Sofosbuvir / Velpatasvir(4) – Other International	87	59	331	331
	369	307	1,530	1,462

Other HCV(5) – U.S.	27	22	115	119
Other HCV(5) – Europe	9	10	40	74
Other HCV(5) – Other International	3	5	10	14
	39	37	166	207

Total HCV – U.S.	260	209	1,005	1,018
Total HCV – Europe	80	99	413	421
Total HCV – Other International	98	85	392	442
	439	393	1,810	1,881
HBV/HDV
Vemlidy – U.S.	123	118	429	384
Vemlidy – Europe	8	9	35	34
Vemlidy – Other International	89	98	379	396
	220	225	842	814

Viread – U.S.	2	3	6	11
Viread – Europe	6	6	23	28
Viread – Other International	14	17	62	72
	22	26	91	111

Other HBV/HDV(6) – U.S.	(1)	1	—	2
Other HBV/HDV(6) – Europe	14	13	55	42
	13	14	55	44

Total HBV/HDV – U.S.	124	122	435	397
Total HBV/HDV – Europe	28	28	112	104
Total HBV/HDV – Other International	103	115	441	468
	255	265	988	969
Cell therapy
Tecartus – U.S.	61	42	221	136
Tecartus – Europe	19	15	75	40
Tecartus – Other International	1	—	3	—
	82	57	299	176

Yescarta – U.S.	219	106	747	406
Yescarta – Europe	103	65	355	253
Yescarta – Other International	15	11	57	36
	337	182	1,160	695

Total cell therapy – U.S.	281	148	968	542
Total cell therapy – Europe	122	80	430	293
Total cell therapy – Other International	17	11	60	36
	419	239	1,459	871

February 2, 2023	19

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Trodelvy
Trodelvy – U.S.	146	109	525	370
Trodelvy– Europe	44	9	143	10
Trodelvy – Other International	4	—	12	—
	195	118	680	380
Other
AmBisome – U.S.	9	7	57	39
AmBisome – Europe	66	72	258	274
AmBisome – Other International	42	41	182	227
	117	120	497	540

Letairis – U.S.	60	49	196	206

Other(7) – U.S.	44	27	135	136
Other(7) – Europe	13	47	65	115
Other(7) – Other International	18	7	53	30
	75	81	253	281

Total other – U.S.	113	83	388	381
Total other – Europe	79	119	323	389
Total other – Other International	61	48	235	257
	252	250	946	1,027

Total product sales – U.S.	5,234	5,244	18,716	19,176
Total product sales – Europe	1,061	1,259	4,342	4,678
Total product sales – Other International	1,037	657	3,924	3,154
	$7,333	$7,160	$26,982	$27,008
_______________________________
(1)    Represents Gilead’s revenue from cobicistat (“C”), FTC and TAF in Symtuza (darunavir/C/FTC/TAF), a fixed dose combination product commercialized by Janssen Sciences Ireland Unlimited Company.
(2)    Includes Atripla, Emtriva, Sunlenca and Tybost.
(3)    Amounts consist of sales of Harvoni and the authorized generic version of Harvoni sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(4)    Amounts consist of sales of Epclusa and the authorized generic version of Epclusa sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(5)    Includes Vosevi and Sovaldi.
(6)    Includes Hepcludex and Hepsera.
(7)    Includes Cayston, Jyseleca, Ranexa and Zydelig.